SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) – October 28, 2005

LOCKHEED MARTIN CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	1-11437	52-1893632
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6801 Rockledge Drive, Bethesda, Maryland	20817
(Address of principal executive offices)	(Zip Code)

(301) 897-6000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

As previously disclosed, since January of 2002, non-employee directors have received a $75,000 annual cash retainer and $75,000 in stock units, stock options or a 50/50 combination of stock units and options for their service on Lockheed Martin Corporation’s Board of Directors. Committee Chairmen also have received an additional retainer of $5,000.

The goals of the director compensation program are to:

•	Align the interests of board members, executives and shareholders;

•	Attract and retain high quality director talent;

•	Clarify the relationship of board compensation to shareholder value;

•	Facilitate communications regarding compensation to shareholders and institutional investors; and

•	Meet the needs of a diverse group of board members (depending on individual life situations).

After reviewing market data prepared by an outside consultant concerning director compensation at other companies, on October 28, 2005, the Board of Directors approved a resolution increasing the annual cash retainer to be paid to non-employee directors to $90,000, effective November 1, 2005. The retainer is paid in quarterly installments, except that any non-employee director who is elected or who retires at any time during the year is paid an amount pro-rated to reflect the portion of the year during which the individual serves as a director. The increased portion of the cash retainer for the fourth quarter of 2005 will be prorated for the months of November and December 2005.

The Board of Directors also amended the Lockheed Martin Directors Equity Plan, effective January 1, 2006, to increase the annual equity-based award to $90,000 in fair market value of stock units, options or a 50/50 combination of units and options, as determined on the date of grant. Additional amendments to that plan and to the Lockheed Martin Corporation Directors Deferred Compensation Plan were made to comply with recent amendments to Section 409A of the Internal Revenue code applicable to deferred compensation. A copy of the Lockheed Martin Directors Equity Plan and the Lockheed Martin Directors Deferred Compensation Plan, as amended and restated, are provided as Exhibits 10.1 and 10.2, and are incorporated herein by reference.

Effective November 1, 2005, non-employee Chairmen of each of the Ethics and Corporate Responsibility Committee, the Management Development and Compensation Committee, the Executive Committee, the Strategic Affairs and Finance Committee and the Nominating and Corporate Governance Committee will receive an annual retainer of $12,500, and the Chairman of the Audit Committee will receive an annual retainer of $20,000.

Additional information regarding other forms of compensation that non-employee directors are eligible to receive is included in the Corporation’s proxy statement for its 2005 annual meeting of stockholders, dated March 18, 2005. Robert J. Stevens, Chairman, President and Chief Executive Officer of the Corporation, is not compensated separately for his service as a director.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws.

The Board of Directors amended Section 3.06 of the Corporation’s Bylaws, relating to the charter of the Nominating and Corporate Governance Committee. The amendment clarifies, consistent with prior practice, that the Nominating and Corporate Governance Committee has sole authority to retain and terminate any search firm used to identify director candidates, including sole authority to approve the search firm’s fees and other retention terms. A copy of the Corporation’s Bylaws, as amended and restated effective as of October 28, 2005, is provided as Exhibit 3.2 and incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

On November 3, 2005, the Corporation issued a press release indicating that it will hold an investor conference on November 8, 2005, which will be webcast, and plans to reaffirm its 2005 and 2006 financial projections previously provided in its earnings release dated October 25, 2005. A copy of the press release, dated November 3, 2005, is furnished as Exhibit 99.1. A copy of the Corporation’s earnings release, dated October 25, 2005, previously was furnished as Exhibit 99.1 to the Corporation’s Form 8-K dated October 25, 2005.

Item 9.01.	Financial Statements and Exhibits

Exhibit No.	Description

3.2	Lockheed Martin Corporation Amended and Restated Bylaws effective as of October 28, 2005

10.1	Lockheed Martin Corporation Directors’ Equity Plan

10.2	Lockheed Martin Corporation Directors Deferred Compensation Plan

99.1	Lockheed Martin Corporation press release dated November 3, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOCKHEED MARTIN CORPORATION

/s/ MARTIN T. STANISLAV
Martin T. Stanislav
Vice President and Controller

November 3, 2005